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                                                                      EXHIBIT 5

                              EMERSON ELECTRIC CO.
                               8000 W. Florissant
                                 P. O. Box 4100
                              St. Louis, MO  63136

Harley M. Smith
Assistant General Counsel
and Assistant Secretary
(314) 553-2431

                                 January 3, 1995



Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO  63136

Gentlemen:

                 I am Assistant General Counsel and Assistant Secretary of Emerson Electric Co. (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended, 1,000,000 shares of Common Stock of the Company (the "Shares") which may be purchased pursuant to the Employee Savings Investment Plan (the "Plan"), including 1,000,000 Preferred Share Purchase Rights, and an indeterminate number of interests in the Plan (the "Interests").

                 I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

                 On the basis of the foregoing, I am of the opinion that the Shares (including the Preferred Share Purchase Rights) and the Interests to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

                 I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Yours truly,



                                          Harley M. Smith